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                                                                    EXHIBIT 22

                              SUBSIDIARIES OF REGISTRANT

      NAME                      JURISDICTION             % OWNERSHIP
Symix Computer Systems, Inc.         Ohio                      100
Symix Systems, B.V.             The Netherlands                100
RDD, SA                              France                    100*

                     SUBSIDIARIES OF SYMIX COMPUTER SYSTEMS, INC.

Symix Computer Systems               Canada                    100
(Canada) Inc.

Symix Computer Systems        The United Kingdom               100
(UK) Ltd.

Symix Asia Company Ltd.             Thailand                   100*

Symix Computer Systems              Hong Kong                  100*
(Hong Kong) Ltd.

Symix Computer Systems              Singapore                  100
(Singapore) Pte. Ltd.

Symix Computer Systems              Australia                  100*
(Australia) Pty. Ltd.

Symix Computer Systems              Mexico                     100*
(Mexico) S. De R.L. De C.V.

                         SUBSIDIARIES OF SYMIX SYSTEMS, B.V.

Symix (U.K.) Ltd.              The United Kingdom              100

                               SUBSIDIARIES OF RDD, SA

GSI Industrie, SA                    France                    100*

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* Less than 1% of outstanding shares held by Symix Systems, Inc. or employees of
Symix Systems, Inc. or its subsidiary on behalf of Symix Systems, Inc.